Exhibit 8.1
[Letterhead of Sonnenschein Nath & Rosenthal LLP]
January 10, 2006
Mediacom Broadband LLC
Mediacom Broadband Corporation
100 Crystal Run Road
Middletown, New York 10941

Re:	8 1/2% Senior Notes due 2015
Dear Ladies & Gentlemen:
     In our capacity as counsel to Mediacom Broadband LLC, a Delaware limited liability company, and Mediacom Broadband Corporation, a Delaware corporation (collectively, the “Issuers”), we have been asked to render this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”), covering the registration of $200,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2015 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for all of the Issuers’ outstanding 8 1/2% Senior Notes due 2015 (the “Initial Notes”).
     We have made such examination as we have deemed necessary and appropriate for the purposes of this opinion. The statements contained in the Prospectus under the heading “United States Federal Income Tax Considerations,” describing the material United States federal tax consequences of the Exchange Offer to the holders of the Initial Notes on the exchange of the Initial Notes for the Exchange Notes, to the extent such statements constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement and the Prospectus.
     The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time with retroactive effect.
     This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Mediacom Broadband LLC
Mediacom Broadband Corporation
January 10, 2006

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP